UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

NGL Energy Partners, LP

(Name of Issuer)

Common Units Representing Limited Partnership Interests

(Title and Class of Securities)

62913M107

(CUSIP Number)

February 17, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). Magnum NGL HoldCo LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 7,396,973

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,396,973

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,396,973

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 7.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). Magnum Development LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Utah

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 7,396,973

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,396,973

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,396,973

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 7.6%

12	Type of Reporting Person (See Instructions) OO, HC

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). Haddington Energy Partners III LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 7,396,973

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,396,973

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,396,973

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 7.6%

12	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). Haddington Energy Partners IV LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 7,396,973

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 7,396,973

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,396,973

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 7.6%

12	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). HEP IV Co-Invest LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 62913M107	Schedule 13G

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only). Magnum NGL Co-Invest LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person (See Instructions) PN, HC

CUSIP No. 62913M107	Schedule 13G

Item 1.
	(a)	Name of Issuer - NGL Energy Partners LP
	(b)	Address of Issuer’s Principal Executive Offices - 6120 South Yale Avenue, Suite 805, Tulsa, Oklahoma 74136

Item 2.
	(a)	Name of Person Filing Magnum NGL HoldCo LLC Magnum Development, LLC Haddington Energy Partners III LP Haddington Energy Partners IV LP Magnum NGL Co-Invest LP HEP IV Co-Invest LP
(b)

Address of Principal Business Office or, if none, Residence –
The principal business office of each of the reporting persons is c/o Haddington Ventures, 2603 Augusta Drive Suite 900, Houston, TX 77057.

	(c)	Citizenship –
		Magnum NGL HoldCo LLC	Delaware
		Magnum Development, LLC	Utah
		Haddington Energy Partners III LP	Delaware
		Haddington Energy Partners IV LP	Delaware
		Magnum NGL Co-Invest LP	Delaware
		HEP IV Co-Invest LP	Delaware
	(d)	Title of Class of Securities – common units representing limited partnership interests
	(e)	CUSIP Number – 62913M107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 62913M107	Schedule 13G

Item 4.	Ownership
With respect to the beneficial ownership of the reporting persons, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Magnum NGL HoldCo LLC

	By:	/s/ John Strom
	Name:	John Strom
Date: February 27, 2015	Title:	Manager

Magnum Development, LLC

	By:	/s/ Craig Broussard
	Name:	Craig Broussard
	Title:	CEO

Haddington Energy Partners III LP
By: Haddington Ventures III GP, L.L.C.

	By:	/s/ John Strom
	Name:	John Strom
	Title:	Managing Member

Haddington Energy Partners IV LP
By: Haddington Ventures IV GP, L.L.C.

	By:	/s/ John Strom
	Name:	John Strom
	Title:	Managing Member

HEP IV Co-Invest LP
By: HV IV Co-Invest GP, LLC

	By:	/s/ John Strom
	Name:	John Strom
	Title:	Managing Member

Magnum NGL Co-Invest LP
By: Magnum NGL Co-Invest GP LLC

	By:	/s/ John Strom
	Name:	John Strom
	Title:	Managing Member